UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             Lightning Gaming, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                To Be Applied For
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 8, 2008
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
 ------------------------------------------------------------------------------



         1.       Names of Reporting Persons
                  Seth A. Berger
                  -------------------------------------------------------------

         2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  (a)      [  ]

                  (b)      [  ]

         3.       SEC Use Only
                  -------------------------------------------------------------

         4.       Citizenship or Place of Organization
                  United States
                  -------------------------------------------------------------


                           5.       Sole Voting Power
                                    469,916
                                    -------------------------------------------

Number of                  6.       Shared Voting Power
Shares
Beneficially                        -------------------------------------------
Owned by
Each                       7.       Sole Dispositive Power
Reporting                           469,916
Person With                         -------------------------------------------

                           8.       Shared Dispositive Power

                                    -------------------------------------------

          9.      Aggregate Amount Beneficially Owned by Each Reporting Person

                  469,916
                  -------------------------------------------------------------

         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

                  -------------------------------------------------------------

         11.      Percent of Class Represented by Amount in Row (9)
                  9.6%
                  -------------------------------------------------------------

          12.     Type of Reporting Person (See Instructions
                  IN
                  -------------------------------------------------------------

Item 1.

         (a)      Name of Issuer
                  Lightning Gaming, Inc., a Nevada corporation (the "Company")
                  -------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices
                  106 Chelsea Parkway,  Boothwyn, PA 19061
                  -------------------------------------------------------------


Item 2.

         (a)      Name of Person Filing
                  Seth A. Berger
                  -------------------------------------------------------------

         (b) Address of Principal Business Office or, if none, Residence 3 Dovecote Lane, Malvern, Pennsylvania 19061
                  -------------------------------------------------------------

         (c)      Citizenship
                  United States
                  -------------------------------------------------------------

         (d)      Title of Class of Securities Common Stock, $0.001 par value per share
                  -------------------------------------------------------------

          (e)     CUSIP Number To be applied for
                  -------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e)  [ ] An investment adviser in accordance with
                           ss.240.13d-1(b)(1)(ii)(E);

                  (f)  [ ] An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g)  [ ] A parent holding company or control person
                           in accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h)  [ ] A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);

                  (i)  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.           Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page and incorporated herein by reference


Item 5.           Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

                  Not applicable.


Item 8.           Identification and Classification of Members of the Group

                  Not Applicable


Item 9.           Notice of Dissolution of Group

                  Not applicable.


Item 10. Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES



After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.



Dated: September 8, 2008


/s/ Seth A. Berger
------------------------------
Seth A. Berger